Exhibit 99.1

Warren Resources Announces Appointment of

President and Chief Executive Officer James A. Watt to the Board of Directors and

Frank T. Smith, Jr. as Senior Vice President and Chief Financial Officer

Denver, Colorado (GLOBE NEWSWIRE) — November 30, 2015 — Warren Resources, Inc. (“Warren” or the “Company”) (NASDAQ: WRES) today announced that President and Chief Executive Officer James A. Watt was appointed a director effective November 23, 2015. Mr. Watt will fill one of the current vacancies on the Board of Directors and will stand for re-election at the 2016 annual meeting of stockholders.

In addition, Frank T. Smith, Jr. has been appointed Senior Vice President and Chief Financial Officer of the Company effective November 25, 2015. Brian Gelman, who has served as Interim Chief Financial Officer since November 6, 2015, has stepped down from this role and will continue as Chief Accounting Officer and Controller.

“We are pleased to appoint Jim as a director. We believe his role as President and Chief Executive Officer and his leadership experience will make him a valuable addition to the Board,” said Chairman of the Board Dominick D’Alleva.

Mr. Watt said, “We are also pleased to welcome Frank to the Warren management team. Frank is an exceptional hire for Warren and we believe that his decades of experience with oil and gas finance and as a chief financial officer will provide the Company with sophisticated and sound financial judgment as we navigate through the current economy and take the Company to the next level.”

“I look forward to working alongside the Warren Board, Jim and the rest of the management team, and I believe that, with fiscal discipline and hard work, the Company will be well positioned to continue deleveraging and to return to a trajectory of growth,” said Mr. Smith.

Mr. Watt added, “The Board also wants to thank Brian for his service and looks forward to again working with him as Chief Accounting Officer and Controller.”

About Frank T. Smith, Jr.

Mr. Smith, age 69, has over 40 years of experience in the global oil and gas industry. Mr. Smith has served as Senior Vice President and Chief Financial Officer of Dune Energy, Inc. since 2007 and as Secretary since January 2012. Prior to his appointment at Dune Energy, Inc., he served as President and Chief Financial Officer of Sonoran Energy, Inc. From 2004 through 2006, Mr. Smith served as Senior Vice President—Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. in June 2006. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1990 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Prior to 1990, Mr. Smith held positions of increasing responsibility in the energy banking departments of other major, publicly-traded United States financial institutions. Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School). He also holds M.Ed and B.S. degrees from the University of Delaware.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and the Washakie Basin of Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the market prices of oil and gas and hedging activities undertaken in relation thereto; financial market conditions and the availability of liquidity; lenders willingness to waive or amend financial covenants applicable to us; delisting of our stock; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases

CONTACT:

Ray Deacon, Investor Relations

212-697-9660